Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum dated September 16, 2014

Competitive Strengths

We believe the following business strengths differentiate us from our competitors and position us for success within our markets:

•	Leading Market Position within the Video Game Segment. We are the world’s largest multichannel video game retailer, which includes sales of new hardware, physical and digital software and high-margin, pre-owned video game products. We have strong, long-standing relationships with video game publishers and console developers which we believe, when combined with our extensive distribution and demand allocation capabilities, leads to higher allocation levels for new hardware and software releases compared to our competitors. In addition, our differentiated customer service driven by well-trained, engaged sales associates who are also gaming enthusiasts, leads to increased conversion rates at our stores. Our proprietary PowerUp Rewards loyalty program comprised of almost 29 million members is an integral part of our multichannel retail strategy designed to further enhance our relationships with customers and drive traffic to both stores and our web sites. Beyond sales of new video game products, we believe our buy-sell-trade expertise, inventory management and trade-in convenience are significant competitive advantages that we plan to leverage as we continue to grow our business. Accordingly, we have successfully increased our market share of next-generation hardware and software by approximately 45% and 60%, respectively, when compared with the first nine months post-launch of the previous generation Xbox and PlayStation systems, according to NPD Group, Inc.

•	Significant Opportunity within the Technology Brands Segment. The Technology Brands business represents an opportunity to enter large and growing markets with significant growth potential through new store openings and accretive acquisitions. According to CTIA—The Wireless Association and Apple public statements and filings, the wireless and Apple ecosystems have an estimated market size of approximately $184 billion and at least $50 billion, respectively. We entered the Technology Brands segment in the fourth quarter of fiscal 2013 and have grown segment sales to $193 million during the 52 weeks ended August 2, 2014. By leveraging our core competencies around real estate development, knowledge of the buy-sell-trade model, talent management, customer retention / loyalty programs and ability to deploy capital on high-return, accretive acquisitions, we believe we can further grow this segment as a percentage of revenues over the next three to five years. This represents incremental, profitable growth and brings further diversification to our business.

•	Global Platform with Best-in-Class Systems and Distribution Capabilities. We have a unique replenishment and distribution network which, we believe, enables a first-to-market competitive advantage. We have a proprietary inventory management system and point of sale technology that is capable of managing store-by-store merchandise assortment, automatically generating replenishment shipments to stores and actively managing prices and product availability of pre-owned video game products across the store base. Our ability to react quickly to consumer purchasing trends has resulted in a target mix of inventory, reduced shipping and handling costs for overstocks and reduced our need to discount products. We have state-of-the-art distribution centers with conveyor systems and flow-through racks that allow us to effectively control costs, improve fulfillment speed and minimize inventory levels. As more emphasis is placed on downloadable content, we believe our proprietary digital distribution technology that leverages our retail store base and web sites will enable us to maintain relevance with the customer.

•	Strong Cash Flow Generation. Our company has a strong track record of generating significant free cash flow. We have a proven and resilient business model that has performed well through various economic cycles, as evidenced during the 2007 through 2009 recession where we were able to generate $300 – $500 million of annual free cash flow (after capital expenditures). This consistent performance has allowed us to maintain a balanced approach to capital allocation, including reinvesting in our business, retiring all of our long-term debt, pursuing accretive acquisitions and returning excess capital to shareholders. In fiscal 2013, we generated $637 million of free cash flow and, over the last three fiscal years, we generated approximately $1.6 billion of cumulative free cash flow. We believe we are able to generate strong free cash flow due to our low capital expenditure requirements, our favorable working capital dynamics and our established business model.

•	Experienced and Proven Management Team. Our senior management team has extensive experience within the video game industry with an average of over ten years of relevant experience. Our senior management team members leading the Technology Brands segment have an average of over ten years of experience including co-founding the businesses. Our management team has successfully completed over 20 acquisitions in the last five years and remains committed to maintaining a disciplined and balanced allocation of capital and use of cash.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table provides a summary of our historical consolidated financial and operating data for the periods and at the dates indicated. The summary financial information presented below for the 52 weeks ended February 1, 2014, the 53 weeks ended February 2, 2013 and the 52 weeks ended January 28, 2012 and as of February 1, 2014 and February 2, 2013 has been derived from our audited consolidated financial statements included and incorporated by reference in this offering memorandum. The summary financial information presented below as of January 28, 2012 has been derived from our audited consolidated financial statements not included or incorporated by reference in this offering memorandum. The summary financial information presented below for the 26 weeks ended August 2, 2014 and for the 26 weeks ended August 3, 2013 and as of August 2, 2014 has been derived from our unaudited interim consolidated financial statements included and incorporated by reference in this offering memorandum.

Our unaudited results of operations for the 52 weeks ended August 2, 2014 have been derived by summing our historical results for fiscal 2013 and our historical results for the 26 weeks ended August 2, 2014, then subtracting our historical results for the 26 weeks ended August 3, 2013 with no other adjustments. The unaudited as adjusted financial data presented below for the 52 weeks ended August 2, 2014 have been derived from our unaudited results of operations for the 52 weeks ended August 2, 2014, as determined above, and give effect to this offering and the use of proceeds therefrom as described in the section entitled “Use of Proceeds” in this offering memorandum. Our results of operations for the 26 weeks ended August 2, 2014, are not necessarily indicative of the results that may be expected for the full year.

For a detailed discussion of the historical information presented in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should read the following information in conjunction with, and such information is qualified in its entirety by reference to, our historical financial statements and the accompanying notes thereto included in this offering memorandum. The summary historical consolidated financial and operating data may not be indicative of future performance.

	52 weeks ended August 2, 2014	26 weeks ended August 2, 2014	26 weeks ended August 3, 2013	52 weeks ended February 1, 2014	53 weeks ended February 2, 2013	52 weeks ended January 28, 2012
	(unaudited)	(unaudited)	(unaudited)
	(dollars in millions)
Consolidated Statement of Operations:
Net sales	$9,518.2	$3,727.7	$3,249.0	$9,039.5	$8,886.7	$9,550.5
Cost of sales	6,739.5	2,550.4	2,189.3	6,378.4	6,235.2	6,871.0

Gross profit	2,778.7	1,177.3	1,059.7	2,661.1	2,651.5	2,679.5
Selling, general and administrative expenses	1,978.0	956.4	870.8	1,892.4	1,835.9	1,842.1
Depreciation and amortization	161.9	78.3	82.9	166.5	176.5	186.3
Goodwill impairments	10.2	—	—	10.2	627.0	—
Asset impairments and restructuring charges	18.5	—	—	18.5	53.7	81.2

Operating earnings (loss)	610.1	142.6	106.0	573.5	(41.6)	569.9
Interest expense, net	4.2	1.7	2.2	4.7	3.3	19.8
Debt extinguishment expense	—	—	—	—	—	1.0

Earnings (loss) before income tax expense	605.9	140.9	103.8	568.8	(44.9)	549.1
Income tax expense	224.2	48.3	38.7	214.6	224.9	210.6

Net income (loss)	381.7	92.6	65.1	354.2	(269.8)	338.5
Net loss attributable to noncontrolling interests	—	—	—	—	0.1	1.4

Net income (loss) attributable to GameStop Corp.	$381.7	$92.6	$65.1	$354.2	$(269.7)	$339.9

	52 weeks ended August 2, 2014	26 weeks ended August 2, 2014	26 weeks ended August 3, 2013	52 weeks ended February 1, 2014	53 weeks ended February 2, 2013	52 weeks ended January 28, 2012
	(unaudited)	(unaudited)	(unaudited)
	(dollars in millions)

Operating Data:
Stores open at end of period	6,698	6,698	6,505	6,675	6,602	6,683
Same stores sales growth (1)	12.3%	12.7%	(8.4)%	3.8%	(8.0)%	(2.1)%

Financial Data:
Capital expenditures, net	$129.8	$51.5	$47.3	$125.6	$139.6	$165.1
Rent expense	397.6	200.7	194.1	391.0	394.7	399.2
Adjusted EBITDA (2)	823.7	234.6	201.7	790.8	837.6	858.5
Total debt (period end)	214.4	214.4	50.0	4.0	—	—

Ratio of total debt to adjusted EBITDA (2)	0.26x	0.91x	0.25x	0.01x	0.00x	0.00x

	August 2, 2014		August 3, 2013	February 1, 2014	February 2, 2013	January 28, 2012
	As Adjusted(3)	Actual
	(unaudited)
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$228.0	$193.0	$127.4	$536.2	$374.4	$415.8
Working capital	384.6	138.6	214.6	223.6	295.6	363.4
Inventories	1,061.0	1,061.0	1,004.4	1,198.9	1,171.3	1,137.5
Total receivables, net	91.2	91.2	55.7	84.4	73.6	64.4
Total assets	3,803.5	3,763.5	3,438.3	4,091.4	3,872.2	4,608.2
Total debt	254.4	214.4	50.0	4.0	—	—
Total stockholders’ equity	2,181.4	2,181.4	2,156.7	2,251.4	2,286.3	3,040.2

	52 weeks ended August 2, 2014
As Adjusted Financial Data (3):	(unaudited)
Ratio of as adjusted total debt (period end) to Adjusted EBITDA (2)	0.31	x
Ratio of as adjusted total debt (period end), net(4) to Adjusted EBITDA (2)	0.03	x
Ratio of Adjusted EBITDA (2) to pro forma interest expense, net (5)	45.3	x

(1)	Comparable store sales is a measure commonly used in the retail industry and indicates store performance by measuring the growth in sales for certain stores for a particular period over the corresponding period in the prior year. Our comparable store sales are comprised of sales from stores operating for at least 12 full months as well as sales related to our Web sites and sales we earn from sales of pre-owned merchandise to wholesalers or dealers. Comparable store sales for our international operating segments exclude the effect of changes in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods. We believe our calculation of comparable store sales best represents our strategy as a multichannel retailer who provides its consumers several ways to access its products.

(2)	Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. We define adjusted EBITDA as income (loss) before income taxes, plus interest expense, net, depreciation and amortization, stock-based compensation, non-recurring and certain other charges and credits, including goodwill impairments, asset impairments and restructuring charges, and loss from early extinguishment of debt.

Income (loss) before income taxes is the GAAP financial measure most directly comparable to adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. Furthermore, this non-GAAP financial measure has limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. Some of these limitations include:

•	certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	our computations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table provides a reconciliation of adjusted EBITDA to income (loss) before income taxes for the periods specified below.

	52 weeks ended August 2, 2014	26 weeks ended August 2, 2014	26 weeks ended August 3, 2013	52 weeks ended February 1, 2014	53 weeks ended February 2, 2013	52 weeks ended January 28, 2012
	(dollars in millions)
Income (loss) before income taxes	$605.9	$140.9	$103.8	$568.8	$(44.9)	$549.1
Plus:
Interest expense, net	4.2	1.7	2.2	4.7	3.3	19.8
Depreciation and amortization	164.4	79.4	84.2	169.2	178.9	188.6
Stock-based compensation	20.5	12.6	11.5	19.4	19.6	18.8
Goodwill impairments	10.2	—	—	10.2	627.0	—
Asset impairments and restructuring charges	18.5	—	—	18.5	53.7	81.2
Loss from early extinguishment of debt	—	—	—	—	—	1.0

Adjusted EBITDA	$823.7	$234.6	$201.7	$790.8	$837.6	$858.5

(3)	As adjusted to reflect this offering and the use of proceeds of this offering as described in the section entitled “Use of Proceeds” in this offering memorandum.

(4)	Total debt, net is total debt less cash and cash equivalents.

(5)	Gives effect to this offering of notes at an assumed interest rate.